EXHIBIT 8.1

                                        April 22, 1997

          First USA Bank
          201 North Walnut Street
          Wilmington, Delaware  19801

                         Re:  Registration Statement No. 333-24227
                              on Form S-3 relating to First USA
                              Credit Card Master Trust
                              ------------------------------------

          Ladies and Gentlemen:

                    In connection with the filing of Registration Statement No. 333-24227 on Form S-3 relating to First USA Credit Card Master Trust (the "Registration Statement") with the Securities and Exchange Commission, you have requested our opinion regarding certain descriptions of tax consequences contained in the form of prospectus (the "Prospectus") included in the Registration Statement.

                    Our opinion is based on an examination of the Prospectus, the Pooling and Servicing Agreement, dated as of September 1, 1992 between First USA Bank as Transferor and Servicer and The Bank of New York (Delaware) (as successor to The Bank of New York as successor to NationsBank, N.A.), as Trustee, as amended (the "Agree-ment") and such other documents, instruments and informa-tion as we considered necessary. Our opinion is also based upon the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities. The statu-tory provisions, regulations and interpretations on which our opinion is based are subject to changes, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be taken by the Internal Revenue Service.

                    We also note that the Prospectus and the Agree-ment do not relate to a specific transaction. According-ly, the above-referenced description of Federal income tax consequences may, under certain circumstances, re-quire modification in the context of an actual transac-tion.

                    Based on the foregoing, we hereby confirm that the statements in the Prospectus under the headings "Prospectus Summary-Tax Status," "Certain U.S. Federal Income Tax consequences," and "State and Local Taxation," subject to the qualifications set forth therein, accu-rately describe the material federal and Delaware income tax consequences to holders of the offered Certificates, under existing law and the assumptions stated therein.

                    We express no opinion with respect to the matters addressed in this letter other than as set forth above.

                    We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ Skadden, Arps, Slate,
                                             Meagher & Flom LLP